Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2013, with respect to the consolidated financial statements and internal control over financial reporting of GreenHaven Continuous Commodity Index Fund and GreenHaven Continuous Commodity Index Master Fund. These reports, included in the Annual Report of GreenHaven Continuous Commodity Index Fund and GreenHaven Continuous Commodity Index Master Fund on Form 10-K for the year ended December 31, 2012, are incorporated by reference in this Registration Statement and Prospectus.  In addition, the reports dated February 26, 2013, with respect to the consolidated financial statements of GreenHaven Continuous Commodity Index Fund and GreenHaven Continuous Commodity Index Master Fund, are included in this Registration Statement and Prospectus. We consent to the inclusion and incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Atlanta, Georgia
May 21, 2013